EXHIBIT 99.1
Solectron Announces Proposed Offering of $150 Million Aggregate Principal Amount of
Senior Subordinated Notes Due 2016
For Immediate Release: Feb. 13, 2006
MILPITAS, Calif. – Solectron Corporation (NYSE: SLR) announced today that its wholly-owned finance subsidiary, Solectron Global Finance LTD, intends to offer, subject to market and other conditions, approximately $150 million aggregate principal amount of its Senior Subordinated Notes due 2016, through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the United States Securities Act of 1933 and to persons in offshore transactions in reliance on Regulation S under the United States Securities Act of 1933. The notes will be guaranteed on a senior subordinated basis by Solectron Corporation.
Solectron Corporation intends to use the net proceeds from the offering, together with cash on hand, to repay at maturity its 7.375% Senior Notes due 2006. The 7.375% Senior Notes mature on March 1, 2006, at which time Solectron Corporation will be required to pay the $150 million aggregate principal amount currently outstanding, together with accrued interest thereon.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The securities have not been and will not be registered under the United States Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from the registration requirements of the United States Securities Act of 1933 and applicable state laws.
Analyst Contact:
Perry G. Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@solectron.com
Media Contact:
Corey Olfert, Solectron Corporation, (408) 956-7552 (U.S.), coreyolfert@solectron.com